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                     June 13, 2023

       Elaine Marion
       Chief Financial Officer
       ePlus inc.
       13595 Dulles Technology Drive
       Herndon, VA 20174

                                                        Re: ePlus inc.
                                                            Form 10-K for
Fiscal Year Ended March 31, 2022
                                                            Filed May 26, 2022
                                                            File No. 001-34167

       Dear Elaine Marion:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services